Exhibit 10.16

UNITS #4 AND #5

SUBLEASE AMENDMENT NO. 2

Amendment of Sublease

For the twelve month period of time commencing November 1, 2010, Lessee and Lessor hereby agree that the new Base Rent under the Sublease dated October 2, 2000, as amended on October 14, 2005, shall be $0.16 per square foot of land. Accordingly, Paragraph 60 of said Sublease is hereby amendment and replaced by the following:

60.	Establishment of Base Rent During the Second Five Year Option Period.

Commencing November 1, 2010 and continuing through October 31, 2011, Lessee’s Base Rent shall be $4,751.84 for Units #4 and #5. This rental rate takes into account the 1,000 square feet of Unit #4 that is associated with the common area pump house, and Lessee is not required to pay rent on said common area. On November 1, 2011, the Base Rent shall be adjusted on each anniversary date for the remainder of the Sublease term by any increase in the Consumer Price Index (for Ventura County, if available; otherwise for the Los Angeles/Long Beach metropolitan area) that occurred over the preceding 12 moth period (but not reduced).

Lessor hereby acknowledges and agrees to the last of two five year options to extend the Unit #4 and #5 Sublease for the period of November 1, 2010 through November 1, 2015 and Lessor and Lessee hereby consent to the foregoing Amendment of the Sublease. This Amendment does not release Lessee form liability for any obligations of the Sublease under the Sublease.